Exhibit 99.1

PRESS RELEASE

iMetrik M2M Solutions Delivers First Orders of Cellular Gateways to North American Clients

The Cellular Gateway is the heart of the iMetrik M2M “plug and play” platform, greatly easing deployment of the “Internet of Things” and long awaited by the market.

Montreal, May 22, 2011-iMetrik M2M Solutions Inc. (OTCBB: IMEK) (the “Company”), (www.imetrikm2m.com) - a global provider of wireless services designed to control and manage access and use of virtually any asset from anywhere to anywhere in the world, is pleased to report that it has commenced commercial shipments of its Cellular Gateway in North America to two major customers/distributors in the United States; making possible a broad array of Machine to Machine (“M2M”) applications including alarms, monitoring and control of a wide number of assets and conditions covering both commercial and residential applications.

Medhat Mahmoud, VP Technology & Strategy at iMetrik M2M Solutions, stated, "After more than a year of development in close cooperation with our distribution channels, we are proud to announce this major milestone; fulfilling our commitment to deliver the pre-orders we received early this year."

A collaborative effort between leading industry corporations and iMetrik’s team of talented engineers has resulted in a first-to-market business oriented solution that represents not only a critical milestone for the Company, but also for the burgeoning M2M industry as well.

“Our innovative design is ‘market’ driven rather than a ‘technology’ oriented solution,” said Mr. Mahmoud.  “The end-to-end solution enables seamless deployment to cover a unprecedented number of M2M applications; greatly reducing time and cost for our customers. Our solution is currently being displayed in two major industry exhibitions in the U.S. this month and drawing significant attention.”

“We are seeing rapidly growing interest and demands in North America as well as overseas and we are in discussion with a number of substantial new partners,” Mr. Mahmoud concluded.

Mission Statement

iMetrik M2M is a global solution provider of wireless services designed to control and manage the access and use of virtually any asset from “anywhere-to-anywhere” in the world. This is the world of Machine-to-Machine or M2M, the Internet of Things. The iMetrik M2M Platform moves information and commands from the source directly to the desktop, helping develop new service offerings, enabling real-time control over assets and open up new markets.

Forward Looking Statements

The matters discussed herein, as well as in future oral and written statements by management of iMetrik M2M Solutions Inc. are forward-looking statements, and are based on current management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

IR Contact:

Tel: +1.-514-904-2333
Mobile :+1-514-402-2538
Email: info@imetrikm2m.com

3450 St-Denis Street, Suite 202
Montreal, Qc Canada, H2X 3L3
Toll free and fax: 888 331 9577